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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.       )*
                                           -----


                        PEERLESS SYSTEMS CORPORATION
        -------------------------------------------------------------
                              (Name of Issuer)

                                COMMON STOCK
             ---------------------------------------------------
                       (Title of Class of Securities)

                                 705536 10 0
                  -----------------------------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 6 pages

------------------------                                 ---------------------
  CUSIP NO. 705536 10 0                 13G                PAGE 2 OF 6 PAGES
------------------------                                 ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      LAUREN L. SHAW AND BARBARA B. RENSHAW

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          583,417
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          583,417
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      291,768 - LAUREN SHAW
      291,769 - BARBARA RENSHAW
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      AS TO LAUREN SHAW, EXLCUDES 291,648 SHARES HELD IN THE BARBARA B. RENSHAW 1996 TRUST. MR. SHAW DISCLAIMS BENEFICIAL OWNERSHIP OF SUCH SHARES. AS TO BARBARA RENSHAW, EXCLUDES 291,649 SHARES HELD IN THE LAUREN L. SHAW 1996 TRUST. MS. RENSHAW DISCLAIMS BENEFICIAL OWNERSHIP OF SUCH SHARES.

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      2.8% - LAUREN SHAW
      2.8% - BARBARA RENSHAW

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 6 pages

ITEM 1.

   (a)    Name of Issuer:  PEERLESS SYSTEMS CORPORATION

   (b) Address of Issuer's Principal Executive Offices: 2381 ROSECRANS AVENUE, EL SEGUNDO, CA 90245


ITEM 2.

   (a)    Name of Person Filing:  LAUREN L. SHAW AND BARBARA B. RENSHAW

   (b)    Address of Principal Business Office or, if None, Residence:

          829 PACIFIC AVENUE, MANHATTAN BEACH, CA 90266

   (c)    Citizenship:  UNITED STATES

   (d)    Title of Class of Securities:  COMMON STOCK

   (e)    CUSIP Number:  705536 10 0


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

   (a)    [_]  Broker of dealer registered under Section 15 of the Act,

   (b)    [_]  Bank as defined in Section 3(a)(6) of the Act,

   (b)    [_]  Insurance Company as defined in Section 3(a)(19) of the Act,

   (d)    [_]  Investment Company registered under Section 8 of the Investment
               Company Act,

   (e)    [_]  Investment Adviser registered under Section 203 of the Investment
               Advisers Act of 1940,

   (f)    [_]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

   (g)    [_]  Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);
               see Item 7,

   (h)    [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.   OWNERSHIP

          If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

   (a)    Amount Beneficially Owned:  583,417

   (b)    Percent of Class:  5.6%

                               Page 3 of 6 pages

   (c)    Number of shares as to which such person has:

          (i)    sole power to vote or to direct the vote:  -0-
          (ii)   shared power to vote or to direct the vote:  583,417
          (iii)  sole power to dispose or to direct the disposition of:  -0-
          (iv)   shared power to dispose or to direct the disposition of:
                 583,417


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.


ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



EXHIBITS

A. Joint Filing Statement

                               Page 4 of 6 pages

                                       SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              February 12, 1997
                              -------------------------------------------------
                              Date


                              /s/ Lauren L. Shaw
                              -------------------------------------------------
                              Lauren L. Shaw

                               Page 5 of 6 pages

                                   EXHIBIT A

                             JOINT FILING STATEMENT

   Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:  February 12, 1997



                              /s/ Lauren L. Shaw
                              -------------------------------------------------
                              Lauren L. Shaw



                              /s/ Barbara B. Renshaw
                              -------------------------------------------------
                              Barbara B. Renshaw




21246286

                               Page 6 of 6 pages